Exhibit 99.1

NEWS RELEASE 16-002	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
HORNBECK OFFSHORE ANNOUNCES
FOURTH QUARTER 2015 RESULTS

February 17, 2016 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the fourth quarter ended December 31, 2015. Following are highlights for this period and the Company’s future outlook:

•	4Q2015 diluted EPS was $(0.07), a decrease of $0.28, or 133%, from the comparable 3Q2015 diluted EPS of $0.21

•	4Q2015 revenues were $88.7 million, a decrease of $27.6 million, or 24%, from 3Q2015 revenues of $116.3 million

•	4Q2015 EBITDA was $32.2 million, a decrease of $17.1 million, or 35%, from the comparable 3Q2015 EBITDA of $49.3 million

•	4Q2015 operating margin was 5%, down from the comparable 3Q2015 operating margin of 19%

•	4Q2015 average new gen OSV dayrates were $24,033, a decrease of $1,666, or 7%, from the sequential quarter

•	4Q2015 utilization of the Company’s new gen OSV fleet was 46%, down from 50% sequentially

•	4Q2015 effective utilization of the Company’s active new gen OSVs was 84%, up from 72% sequentially

•	4Q2015 effective new gen OSV dayrates were $11,127, a decrease of $1,800, or 14%, from the sequential quarter

•	The Company announced plans to modify and enhance four remaining 310 class MPSV newbuilds, upgrading two to 400 class

•	First 20 HOSMAX vessels have been placed in-service with final four MPSV newbuild deliveries expected during 2016 and 2017

•	The Company has now stacked a total of 33 new gen OSVs, up from 27 since last reported

•	Annualized cash opex and G&A savings due to proactive cost containment measures are now $160 million, up from $125 million
The Company recorded a net loss for the fourth quarter of 2015 of $(2.7) million, or $(0.07) per diluted share, compared to net income of $18.8 million, or $0.52 per diluted share, for the year-ago quarter; and net income of $14.4 million, or $0.40 per diluted share, for the third quarter of 2015. Included in the Company’s third quarter 2015 net income was a gain of $11.0 million ($6.7 million after-tax or $0.19 per diluted share) related to the August 2015 sale of the final 250EDF class OSV to the U.S. Navy. Excluding the impact of such gain on sale of assets, net income and diluted EPS for the third quarter of 2015 would have been $7.7 million, and $0.21 per share, respectively. Diluted common shares for the fourth quarter of 2015 were 35.9 million compared to 36.4 million for each of the fourth quarter of 2014 and the third quarter of 2015. The fourth quarter 2015 share count was lower because GAAP requires the use of basic shares outstanding for diluted EPS when reporting a net loss. EBITDA for the fourth quarter of 2015 was $32.2 million compared to $67.4 million in the fourth quarter of 2014 and $60.3 million in the third quarter of 2015. Excluding the impact of the third quarter 2015 gain on sale of assets, EBITDA for the third quarter would have been $49.3 million.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.
    Revenues. Revenues were $88.7 million for the fourth quarter of 2015, a decrease of $71.5 million, or 44.6%, from $160.2 million for the fourth quarter of 2014; and a decrease of $27.6 million, or 23.7%, from $116.3 million for the third quarter of 2015. The year-over-year decrease in revenues was primarily due to soft market conditions in the Gulf of Mexico, or GoM, which led to the Company’s decision to stack 28 OSVs on various dates between October 1, 2014 and December 31, 2015. Post quarter-end, the Company has stacked an additional five new generation OSVs to-date and has one additional vessel pending to be stacked during the remainder of the first quarter of 2016. For the three months ended December 31, 2015, the Company had an average of 26.8 vessels stacked compared to 3.3 vessels stacked in the prior-year quarter and 18.1 in the sequential quarter. The year-over-year decrease in revenue was partially offset by $7.1 million in revenue earned from the full or partial-period contribution of seven vessels that were placed in service since September 2014 under the Company’s fifth OSV newbuild program. Operating income was $4.5 million, or 5.1% of revenues, for the fourth quarter of 2015, compared to $36.7 million, or 22.9% of revenues, for the comparably calculated prior-year quarter; and $21.8 million, or 18.7% of revenues, for the comparably calculated third quarter of 2015. Average new generation OSV dayrates for the fourth quarter of 2015 were $24,033 compared to $27,623 for the same period in 2014 and $25,699 for the third quarter of 2015. New generation OSV utilization was 46.3% for the fourth quarter of 2015 compared to 75.7% for the year-ago quarter and 50.3% for the sequential quarter. Excluding stacked vessel days, the Company’s new generation OSV effective utilization was 84.4%, 80.0% and 72.2% for the same periods, respectively. The year-over-year decrease in utilization is primarily due to soft market conditions for high-spec OSVs operating in the GoM and the incremental vessels that were stacked. Utilization-adjusted, or effective, new generation OSV dayrates for the fourth quarter of 2015 were $11,127 compared to $20,911 for the same period in 2014 and $12,927 for the third quarter of 2015.
Operating Expenses. Operating expenses were $45.4 million for the fourth quarter of 2015, a decrease of $34.7 million, or 43.3%, from $80.1 million for the fourth quarter of 2014; and a decrease of $9.5 million, or 17.3%, from $54.9 million for the third quarter of 2015. The year-over-year decrease in operating expenses was primarily due to vessels that the Company stacked since late 2014, which resulted in a substantial reduction in mariner headcount and other operating expenses. This decrease was partially offset by $2.6 million of operating costs related to the full or partial-period contribution from vessels added to the Company’s fleet since September 2014.
General and Administrative (“G&A”). G&A expenses of $11.2 million for the fourth quarter of 2015 were 12.6% of revenues compared to $13.9 million, or 8.7% of revenues, for the fourth quarter of 2014; and $12.2 million, or 10.5% of revenues, for the third quarter of 2015. The year-over-year decrease in G&A expenses was primarily attributable to lower shoreside personnel expense and incentive compensation expense.

Depreciation and Amortization. Depreciation and amortization expense was $27.7 million for the fourth quarter of 2015, or $1.8 million lower than the prior-year quarter and $0.4 million higher than the sequential quarter. Depreciation increased by $2.2 million over the year-ago quarter primarily due to the contribution of seven new HOSMAX vessels that were placed in service on various dates since September 2014. The depreciation increase was more than offset by a decrease in amortization expense of $4.0 million, which was primarily due to five vessels sold on various dates since October 2014 and the deferral of planned drydockings for stacked vessels. Depreciation and amortization expense is expected to increase from current levels as the vessels under the Company’s current newbuild program are placed in service and when any newly constructed vessels undergo their initial 30-month and 60-month recertifications.
Interest Expense. Interest expense was $9.6 million during the fourth quarter of 2015, or $0.9 million higher than the prior-year quarter. The increase was primarily due to the Company capitalizing a lower percentage of interest compared to the prior-year period. The Company recorded $6.5 million of capitalized construction period interest, or roughly 40% of its total interest costs, for the fourth quarter of 2015 compared to $7.3 million, or roughly 46% of its total interest costs, for the year-ago quarter.
Annual Results For Fiscal 2015
Revenue for fiscal 2015 decreased 25.0% to $476.1 million compared to $634.8 million for fiscal 2014. Operating income was $143.5 million, or 30.1% of revenues, for the twelve months ended December 31, 2015 compared to $169.4 million, or 26.7% of revenues, for the prior year. Net income for fiscal 2015 decreased $21.1 million to $66.8 million, or $1.84 per diluted share, compared to $87.9 million, or $2.40 per diluted share, for the prior year. EBITDA for fiscal 2015 decreased 11.1% to $253.6 million compared to $285.4 million for fiscal 2014. However, the Company recorded a $44.1 million ($27.6 million after tax and $0.76 per diluted share) gain on sale of assets during fiscal 2015 compared to $0.8 million ($0.5 million after-tax, or $0.01 per diluted share) gain on the sale of assets in the prior year. The fiscal 2015 gain resulted from the February 2015 and August 2015 sales of four 250EDF class OSVs previously chartered to the U.S. Navy for aggregate cash proceeds to the Company of $152 million. Excluding the impact of such gain on sale of assets, operating income, operating margin, net income, diluted EPS and EBITDA for fiscal 2015 would have been $99.4 million, 20.9%, $39.2 million, $1.08 per share and $209.5 million, respectively. The year-over-year decrease in revenues primarily resulted from soft market conditions in the GoM, which led to the Company’s decision to stack 28 new generation OSVs on various dates between October 1, 2014 and December 31, 2015. For the twelve months ended December 31, 2015, the Company had an average of 18.0 vessels stacked compared to 0.8 vessels stacked in the prior year. The decrease in revenue was partially offset by $54.0 million in revenue earned from the full or partial-period contribution of 14 vessels that were placed in-service under the Company’s fifth OSV newbuild program since December 2013.

Future Outlook
Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events. These statements are forward-looking and actual results may differ materially given the volatility inherent in the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any significant further decline in commodity prices for oil and natural gas; any additional future repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, possible additional stock buy-backs, financings or the unannounced expansion of existing newbuild programs that may be commenced after the date of this disclosure. Additional cautionary information concerning forward-looking statements can be found on page 9 of this news release.
Forward Guidance
The Company’s forward guidance for selected operating and financial data, outlined below and in the attached data tables, reflects the current state of depressed commodity prices and planned decreases in the capital spending budgets of its customers.
Vessel Counts. As of December 31, 2015, excluding one inactive non-core conventional OSV, the Company’s fleet consisted of 60 new generation OSVs and six MPSVs. The forecasted vessel counts presented in this press release reflect the anticipated fiscal 2016 and 2017 MPSV newbuild deliveries discussed below. With an average of 33.6 new generation OSVs projected to be stacked during fiscal 2016, the Company’s active fleet for 2016 is expected to be comprised of an average of 28.3 new generation OSVs and 6.9 MPSVs. With an assumed average of 34.0 new generation OSVs projected to be stacked during fiscal 2017, the Company’s active fleet for 2017 is expected to be comprised of an average of 28.0 new generation OSVs and 8.7 MPSVs.
Operating Expenses. Aggregate cash operating expenses are projected to be in the range of $41.0 million to $46.0 million for the first quarter of 2016, and $170.0 million to $185.0 million for the full-year 2016. Not included in these costs is the expected lost revenue related to vessels during approximately 156 days of aggregate commercial-related downtime. Please refer to the attached data table on page 12 of this press release for a summary, by period and by vessel type, of historical and projected data for commercial-related downtime (in days) for each of the quarterly and/or annual periods presented for the fiscal years 2014, 2015, 2016 and 2017. Reflected in the cash opex guidance range above are the anticipated results of several cost containment measures initiated by the Company due to prevailing market conditions, including, among other actions, the stacking of 33 new generation OSVs on various dates since October 1, 2014, as well as company-wide headcount reductions and across-the-board pay-cuts for shoreside and vessel personnel. The Company currently plans to stack one additional high-spec OSV during the first quarter of 2016 and may choose to stack additional vessels as market conditions warrant.

The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur in connection with the potential relocation of more of its vessels into international markets or back to the GoM, and any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates.
G&A Expenses. G&A expenses are expected to be in the approximate range of $11.5 million to $12.5 million for the first quarter of 2016, and $47.0 million to $52.0 million for the full-year 2016.
Other Financial Data. Quarterly depreciation, amortization, net interest expense, cash income taxes, cash interest expense, weighted-average basic shares outstanding and weighted-average diluted shares outstanding for the first quarter of 2016 are projected to be $22.4 million, $6.4 million, $11.7 million, $1.5 million, $13.8 million, 36.1 million and 36.8 million, respectively. Guidance for depreciation, amortization, net interest expense, cash income taxes and cash interest expense for the full fiscal years 2016 and 2017 is provided on page 13 of this press release. The Company’s annual effective tax rate is expected to be roughly 30.0% for fiscal 2016 and 37.0% for fiscal 2017.
Capital Expenditures Outlook
Update on OSV Newbuild Program #5. The Company also announced today upgrades to the four remaining MPSVs under construction at two shipyards as part of its ongoing newbuild program. The modifications to the first two MPSVs, which are expected to be delivered in the second and third quarters of 2016, will increase the berthing capacity, expand the cargo-carrying capabilities and expand the work area for ROVs. The modifications to the other two MPSVs will include the addition of a 60-foot mid-body plug, installation of an additional crane, increased berthing capacity, expanded cargo-carrying capacities and expanded work areas for ROVs. These latter two MPSVs have been upgraded to a 400 class designation and are scheduled to deliver in the second and fourth quarters of 2017. The aggregate cost of these four conversions will be approximately $70.0 million and will extend the deliveries by an aggregate of 730 additional vessel-days. The Company’s fifth OSV newbuild program now consists of four 300 class OSVs, five 310 class OSVs, ten 320 class OSVs, three 310 class MPSVs and two 400 class MPSVs. As of February 17, 2016, the Company has placed 20 vessels in-service under this program. The four remaining vessels under this 24-vessel domestic newbuild program are currently expected to be delivered in accordance with the table below:

	2016				2017				Total
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q
Estimated In-Service Dates:
310 class MPSVs	—	1	1	—	—	—	—	—	2
400 class MPSVs	—	—	—	—	—	1	—	1	2
Total Newbuilds	—	1	1	—	—	1	—	1	4

Based on the updated schedule above of projected vessel in-service dates, the Company now expects to own 62 new generation OSVs as of December 31, 2016. These vessel additions result in a projected average new generation OSV fleet complement of 61.9 and 62.0 vessels for the fiscal years 2016 and 2017, of which 33.6 and 34.0 vessels are projected to be stacked, respectively. Based on the foregoing, the Company now expects to own and operate eight and ten MPSVs as of December 31, 2016, and 2017, respectively. These vessel additions result in a projected average MPSV fleet complement of 6.9, 8.7 and 10.0 vessels for the fiscal years 2016, 2017 and 2018, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is now expected to be approximately $1,335.0 million, of which $86.4 million and $46.9 million are expected to be incurred in fiscal years 2016 and 2017, respectively. From the inception of this program through December 31, 2015, the Company has incurred $1,201.7 million, or 90.0%, of total expected project costs, including $32.3 million that was spent during the fourth quarter of 2015. The Company expects to incur newbuild project costs of $36.5 million during the first quarter of 2016.
Update on Maintenance Capital Expenditures. Please refer to the attached data table on page 12 of this press release for a summary, by period and by vessel type, of historical and projected data for drydock downtime (in days) and maintenance capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2014, 2015, 2016 and 2017. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend or maintain a vessel’s economic useful life. The Company expects that its maintenance capital expenditures for its fleet of vessels will be approximately $21.5 million and $24.9 million for the full fiscal years 2016 and 2017, respectively.
Update on Other Capital Expenditures. Please refer to the attached data tables on page 12 of this press release for a summary, by period, of historical and projected data for other capital expenditures, for each of the quarterly and/or annual periods presented for the fiscal years 2014, 2015, 2016 and 2017. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers, and the speculative relocation of vessels from one geographic market to another; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects miscellaneous incremental commercial-related vessel improvements and non-vessel capital expenditures to be approximately $14.0 million and $12.0 million, respectively, for the full fiscal years 2016 and 2017, respectively.

Liquidity Outlook
As of December 31, 2015, the Company had a cash balance of $259.8 million and an undrawn $300.0 million revolving credit facility. Together with cash on-hand, the Company expects to generate sufficient cash flow from operations to cover all of its growth capital expenditures for the remaining four HOSMAX vessels under construction, commercial-related capital expenditures, and all of its annually recurring cash debt service, maintenance capital expenditures and cash income taxes through the completion of the newbuild program, as well as discretionary share repurchases from time to time, without ever having to use its currently undrawn revolving credit facility. The Company has three tranches of funded unsecured debt outstanding that mature in fiscal 2019, 2020 and 2021, respectively. While the Company has an authorized share repurchase program, it will continue to prioritize its usage of cash appropriate to the current market cycle.
Conference Call
The Company will hold a conference call to discuss its fourth quarter 2015 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, February 18, 2016. To participate in the call, dial (412) 902-0030 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “Investors” homepage of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, Dennard-Lascar, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “Investors” homepage of the Company’s website. Additionally, a telephonic replay will be available through February 25, 2016, and may be accessed by calling (201) 612-7415 and using the pass code 13629184#.
Attached Data Tables
The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Microsoft Excel™ format, on the “Investors” homepage of the Hornbeck Offshore website for the convenience of analysts and investors.
In addition, the Company uses its website as a means of disclosing material non-public information and for complying with disclosure obligations under SEC Regulation FD. Such disclosures will be included on the Company’s website under the heading “Investors.” Accordingly, investors should monitor that portion of the Company’s website, in addition to following the Company’s press releases, SEC filings, public conference calls and webcasts.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America. Hornbeck Offshore currently owns a fleet of 69 vessels primarily serving the energy industry and has four additional ultra high-spec Upstream vessels under construction for delivery through 2017.

Forward-Looking Statements
This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including sustained low oil and natural gas prices; significant and sustained or additional declines in oil and natural gas prices; a sustained weakening of demand for the Company’s services; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters, vessel management contracts or failures to finalize commitments to charter or manage vessels; sustained or further reductions in capital spending budgets by customers; the inability to accurately predict vessel utilization levels and dayrates; fewer than anticipated deepwater and ultra-deepwater drilling units operating in the GoM or other regions where the Company operates; the effect of inconsistency by the United States government in the pace of issuing drilling permits and plan approvals in the GoM or other drilling regions; the Company’s inability to successfully complete the remainder of its current vessel newbuild program on-time and on-budget, which involves the construction and integration of highly complex vessels and systems; the inability to successfully market the vessels that the Company owns, is constructing or might acquire; the government’s cancellation or non-renewal of the management, operations and maintenance contracts for vessels; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements; environmental litigation that impacts customer plans or projects; disputes with customers; bureaucratic, administrative or operating barriers that delay vessels in foreign markets from going on-hire or result in contractual penalties or deductions imposed by foreign customers; industry risks; the impact stemming from the reduction of Petrobras’ announced plans for or administrative barriers to exploration and production activities in Brazil; less than expected growth in Mexican offshore activities; age or other restrictions imposed on our vessels by customers; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure and field development demand in the GoM and other markets affecting our MPSVs; the level of fleet additions by the Company and its competitors that could result in vessel over capacity in the markets in which the Company competes; economic and geopolitical risks; weather-related risks; the shortage of or the inability to attract and retain qualified personnel, when needed, including vessel personnel for active and newly constructed vessels; any success in unionizing the Company’s U.S. fleet personnel; regulatory risks; the repeal or administrative weakening of the Jones Act or changes in the interpretation of the Jones Act related to the U.S. citizenship qualification; drydocking delays and cost overruns and related risks; vessel accidents, pollution incidents, or other events resulting in lost revenue, fines, penalties or other expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; or fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs or the inability to repatriate foreign-sourced earnings and profits. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide funding under the Company’s credit agreement, if required. Further, the Company can give no assurance regarding when and to what extent it will effect share repurchases. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected and, if sufficiently severe, could result in noncompliance with certain covenants of our currently undrawn revolving credit facility. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.
Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Revenues	$88,719	$116,281	$160,219	$476,070	$634,793
Costs and expenses:
Operating expenses	45,360	54,938	80,089	219,260	296,500
Depreciation and amortization	27,723	27,350	29,536	109,029	115,450
General and administrative expenses	11,154	12,188	13,853	48,297	54,245
	84,237	94,476	123,478	376,586	466,195
Gain on sale of assets	—	11,004	661	44,060	822
Operating income	4,482	32,809	37,402	143,544	169,420
Other income (expense):
Interest income	537	381	206	1,525	1,086
Interest expense	(9,601)	(9,712)	(8,677)	(39,496)	(30,733)
Other income (expense), net [1]	(11)	94	486	1,005	501
	(9,075)	(9,237)	(7,985)	(36,966)	(29,146)
Income (loss) before income taxes	(4,593)	23,572	29,417	106,578	140,274
Income tax expense (benefit)	(1,922)	9,148	10,648	39,757	52,367
Income (loss) from continuing operations	(2,671)	14,424	18,769	66,821	87,907
Income from discontinued operations, net of tax	—	—	402	—	618
Net income (loss)	$(2,671)	$14,424	$19,171	$66,821	$88,525
Earnings per share
Basic earnings (loss) per common share from continuing operations	$(0.07)	$0.40	$0.52	$1.87	$2.43
Basic earnings per common share from discontinued operations	—	—	0.02	—	0.02
Basic earnings (loss) per common share	$(0.07)	$0.40	$0.54	$1.87	$2.45
Diluted earnings (loss) per common share from continuing operations	$(0.07)	$0.40	$0.52	$1.84	$2.40
Diluted earnings per common share from discontinued operations	—	—	0.01	—	0.01
Diluted earnings (loss) per common share	$(0.07)	$0.40	$0.53	$1.84	$2.41
Weighted average basic shares outstanding	35,851	35,832	35,949	35,755	36,172
Weighted average diluted shares outstanding [2]	35,851	36,383	36,414	36,302	36,692

Other Operating Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Offshore Supply Vessels:
Average number of new generation OSVs [3]	59.6	59.6	60.6	60.0	57.4
Average number of active new generation OSVs [4]	32.8	41.5	57.3	42.0	56.6
Average new generation OSV fleet capacity (deadweight) [3]	207,719	205,734	197,524	206,030	177,033
Average new generation OSV capacity (deadweight)	3,484	3,451	3,260	3,436	3,076
Average new generation utilization rate [5]	46.3%	50.3%	75.7%	54.4%	79.6%
Effective new generation utilization rate [6]	84.4%	72.2%	80.0%	77.8%	80.7%
Average new generation dayrate [7]	$24,033	$25,699	$27,623	$26,278	$27,416
Effective dayrate [8]	$11,127	$12,927	$20,911	$14,295	$21,823
Balance Sheet Data (unaudited):

	As of December 31, 2015	As of December 31, 2014
Cash and cash equivalents	$259,801	$185,123
Working capital	278,491	253,566
Property, plant and equipment, net	2,574,661	2,459,486
Total assets	2,984,416	2,860,935
Total long-term debt	1,070,281	1,057,487
Stockholders’ equity	1,446,163	1,370,765

Cash Flow Data (unaudited):

	Twelve Months Ended
	December 31, 2015	December 31, 2014
Cash provided by operating activities	$215,843	$163,106
Cash used in investing activities	(141,349)	(401,515)
Cash provided by (used in) financing activities	1,023	(19,664)

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
CONTINUING OPERATIONS:
Vessel revenues	$79,764	$108,308	$156,751	$446,382	$621,977
Non-vessel revenues [9]	8,955	7,973	3,468	29,688	12,816
Total revenues	$88,719	$116,281	$160,219	$476,070	$634,793
Operating income	$4,482	$32,809	$37,402	$143,544	$169,420
Operating margin	5.1%	28.2%	23.3%	30.2%	26.7%
Components of EBITDA [10]
Income (loss) from continuing operations	$(2,671)	$14,424	$18,769	$66,821	$87,907
Interest expense, net	9,064	9,331	8,471	37,971	29,647
Income tax expense (benefit)	(1,922)	9,148	10,648	39,757	52,367
Depreciation	21,452	20,958	19,303	82,566	71,301
Amortization	6,271	6,392	10,233	26,463	44,149
EBITDA [10]	$32,194	$60,253	$67,424	$253,578	$285,371
Adjustments to EBITDA
Stock-based compensation expense	2,336	3,183	1,907	10,293	10,324
Interest income	537	381	206	1,525	1,086
Adjusted EBITDA [10]	$35,067	$63,817	$69,537	$265,396	$296,781
EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$32,194	$60,253	$67,424	$253,578	$285,371
Cash paid for deferred drydocking charges	(1,233)	(5,725)	(3,961)	(13,267)	(43,609)
Cash paid for interest	(11,341)	(13,879)	(11,398)	(50,492)	(50,548)
Cash paid for taxes	(1,477)	(1,447)	(1,568)	(4,808)	(5,679)
Changes in working capital	11,015	18,115	(9,095)	65,415	(32,213)
Stock-based compensation expense	2,336	3,183	1,907	10,293	10,324
Gain on sale of assets	—	(11,004)	(661)	(44,060)	(822)
Changes in other, net	(119)	223	757	(816)	282
Net cash provided by operating activities	$31,375	$49,719	$43,405	$215,843	$163,106
DISCONTINUED OPERATIONS:
Revenues	$—	$—	$—	$—	$12
Operating income	—	—	217	—	555
Operating margin	—	—	nmf	—	nmf
Components of EBITDA [10]
Income from discontinued operations	$—	$—	$402	$—	$618
Interest expense, net	—	—	—	—	—
Income tax expense	—	—	226	—	348
Depreciation	—	—	—	—	29
Amortization	—	—	—	—	—
EBITDA [10]	$—	$—	$628	$—	$995
Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$—	$—	$—
Stock-based compensation expense	—	—	—	—	—
Interest income	—	—	—	—	—
Adjusted EBITDA [10]	$—	$—	$628	$—	$995
EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$—	$—	$628	$—	$995
Cash paid for deferred drydocking charges	—	—	—	—	—
Cash paid for interest	—	—	—	—	—
Cash paid for taxes	—	—	—	—	—
Changes in working capital	—	—	1,168	—	2,246
Stock-based compensation expense	—	—	—	—	—
Loss on early extinguishment of debt	—	—	—	—	—
Gain on sale of assets	—	—	(212)	—	(867)
Changes in other, net	—	—	—	—	—
Net cash provided by operating activities	$—	$—	$1,584	$—	$2,374

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
Capital Expenditures and Drydock Downtime Data from Continuing Operations (unaudited):

Historical Data:
	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	1.0	—	1.0	7.0	20.0
Commercial downtime (in days)	29	72	27	263	663
MPSVs
Number of vessels commencing drydock activities	—	—	—	—	2.0
Commercial downtime (in days)	—	—	2	—	42

Commercial-related Downtime[11]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	—	—	1.0	1.0	2.0
Commercial downtime (in days)	—	—	75	266	158
MPSVs
Number of vessels commencing commercial-related downtime	1.0	—	—	1.0	—
Commercial downtime (in days)	50	—	—	50	—

Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$1,233	$5,725	$3,961	$13,267	$43,609
Other vessel capital improvements	7,563	3,064	3,326	14,697	23,657
	8,796	8,789	7,287	27,964	67,266
Other Capital Expenditures:
200 class OSV retrofit program	—	—	—	—	122
Commercial-related vessel improvements	31,769	8,151	9,901	72,095	31,310
Non-vessel related capital expenditures	632	1,250	6,801	16,487	9,615
	32,401	9,401	16,702	88,582	41,047
	$41,197	$18,190	$23,989	$116,546	$108,313
Growth Capital Expenditures (in thousands):
OSV newbuild program #5	$32,277	$27,723	$62,650	$169,317	$315,941

Forecasted Data [12]:
	1Q 2016E	2Q 2016E	3Q 2016E	4Q 2016E	2016E	2017E
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	3.0	4.0	4.0	5.0	16.0	9.0
Commercial downtime (in days)	53	119	98	90	360	202
MPSVs
Number of vessels commencing drydock activities	—	—	—	1.0	1.0	4.0
Commercial downtime (in days)	—	—	—	26	26	110

Commercial-related Downtime[11]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—	—
MPSVs
Number of vessels commencing commercial-related downtime	1.0	—	1.0	—	2.0	—
Commercial downtime (in days)	136	—	20	—	156	—

Maintenance and Other Capital Expenditures (in millions):
Maintenance Capital Expenditures:
Deferred drydocking charges	$1.6	$2.4	$3.6	$3.6	$11.2	$22.2
Other vessel capital improvements	4.5	1.7	2.4	1.7	10.3	2.7
	6.1	4.1	6.0	5.3	21.5	24.9
Other Capital Expenditures:
Commercial-related vessel improvements	11.1	0.6	1.2	0.1	13.0	8.0
Non-vessel related capital expenditures	0.3	0.3	0.2	0.2	1.0	4.0
	11.4	0.9	1.4	0.3	14.0	12.0
	$17.5	$5.0	$7.4	$5.6	$35.5	$36.9
Growth Capital Expenditures (in millions):
OSV newbuild program #5	$36.5	$27.0	$16.2	$6.7	$86.4	$46.9

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Fleet and Financial Data
(in millions, except Average Vessels, Contract Backlog and Tax Rate)
Forward Guidance of Selected Data from Continuing Operations (unaudited):

	1Q 2016E Avg Vessels	Full-Year 2016E Avg Vessels	Full-Year 2017E Avg Vessels
Fleet Data (as of 17-Feb-2016):
Upstream
New generation OSVs - Active	29.1	28.3	28.0
New generation OSVs - Stacked [13]	32.5	33.6	34.0
New generation OSVs - Total	61.6	61.9	62.0
New generation MPSVs	6.0	6.9	8.7
Total Upstream	67.6	68.8	70.7

	1Q 2016E Range		Full-Year 2016E Range
	Low [14]	High [14]	Low [14]	High [14]
Cost Data:
Operating expenses	$41.0	$46.0	$170.0	$185.0
General and administrative expenses	$11.5	$12.5	$47.0	$52.0

	1Q 2016E	2Q 2016E	3Q 2016E	4Q 2016E	2016E	2017E
Other Financial Data:
Depreciation	$22.4	$22.8	$23.6	$24.2	$93.0	$98.9
Amortization	6.4	6.0	5.0	4.9	22.3	19.7
Interest expense, net:
Interest expense	$13.5	$13.5	$13.5	$13.5	$54.0	$54.0
Incremental non-cash OID interest expense [15]	2.6	2.6	2.6	2.7	10.5	11.1
Capitalized interest	(4.2)	(4.3)	(3.3)	(2.5)	(14.3)	(7.0)
Interest income	(0.2)	(0.2)	(0.2)	(0.2)	(0.8)	(0.8)
Total interest expense, net	$11.7	$11.6	$12.6	$13.5	$49.4	$57.3

Income tax rate	30.0%	30.0%	30.0%	30.0%	30.0%	37.0%
Cash income taxes	$1.5	$0.7	$0.7	$0.7	$3.6	$3.1
Cash interest expense	13.8	11.3	13.8	11.3	50.2	50.2
Weighted average basic shares outstanding	36.1	36.2	36.4	36.4	36.3	36.8
Weighted average diluted shares outstanding [16]	36.8	37.0	37.2	37.2	37.0	37.8

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]
For the three and twelve months ended December 31, 2015 and the three months ended September 30, 2015, the Company had 308, 322 and 317 anti-dilutive stock options, respectively. For the three and twelve months ended December 31, 2014, the Company had no anti-dilutive stock options. As of December 31, 2015, September 30, 2015, and December 31, 2014, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes.

[3]
The Company owned 60 new generation OSVs as of December 31, 2015. Excluded from this data is one stacked conventional OSV that the Company considers to be a non-core asset. Also excluded from this data are six MPSVs owned and operated by the Company.

[4]
In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates since October 2014. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]
Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[9]	Represents revenues from shore-based operations, vessel-management services, including from the O&M contract with the U.S. Navy, and ancillary equipment rentals, including from ROVs.

[10]	Non-GAAP Financial Measure
The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.
EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.
In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, stock-based compensation expense and interest income, or Adjusted EBITDA, to internally evaluate its performance based on the computation of ratios used in certain financial covenants of its credit agreements with various lenders. The Company believes that these ratios can be material components of financial covenants and, when applicable, failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.
Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•
EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]
Commercial-related Downtime results from commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment; the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and the speculative relocation of vessels from one geographic market to another.

[12]	The capital expenditure amounts included in this table are anticipated cash outlays before the allocation of construction period interest, as applicable.

[13]
As of February 17, 2016, the Company’s inactive fleet of 33 new generation OSVs that were “stacked” was comprised of the following: seven 200 class OSVs, twenty-three 240 class OSVs and three 265 class OSV. In addition, the Company plans to stack one 240 class OSV during the remainder of the first quarter of 2016.

[14]
The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[15]	Represents incremental imputed non-cash OID interest expense required by accounting standards pertaining to the Company’s 1.500% convertible senior notes due 2019.

[16]
Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.500% convertible senior notes. Warrants related to the Company’s 1.500% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $68.53.

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